UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
210 West 31st Street
On October 28, 2016, KBS Strategic Opportunity REIT II, Inc. (the “Company”), through a indirect wholly owned subsidiary, entered into a joint venture (the “210 West 31st Street Joint Venture”) with Onyx 31st Street LLC (the “JV Partner”). A wholly owned subsidiary of the 210 West 31st Street Joint Venture then entered into a purchase and sale agreement with the JV Partner whereby the JV Partner would assign 80% of its interest in a ground lease in 210 West 31st Street, New York, New York (“210 West 31st Street”) to the wholly owned subsidiary of the 210 West 31st Street Joint Venture. The JV Partner would retain a 20% interest in the ground lease in 210 West 31st Street and contribute this interest in exchange for a 20% interest in the 210 West 31st Street Joint Venture. The JV Partner is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor.  The contractual purchase price of the 80% interest in the ground lease is $38.4 million plus closing costs and the remaining 20% interest has an attributable value of $9.6 million.
The Company owns an 80% equity interest in the 210 West 31st Street Joint Venture and is responsible for funding the purchase of the 80% interest in the ground lease. The JV Partner is the managing member of the joint venture; however, its authority is limited, as the Company must give approval of major decisions involving the business of the joint venture and 210 West 31st Street and its operations, in the manner set forth in the joint venture agreement. Income, losses and distributions are generally allocated based on the members’ respective equity interests, subject to adjustments based on certain performance thresholds set forth in the joint venture agreement. Additionally, in certain circumstances described in the joint venture agreement, the Company and the JV Partner may be required to make additional capital contributions to the joint venture, in proportion to the members’ respective equity interests.
The 210 West 31st Street Joint Venture intends to fund the acquisition of 210 West 31st Street with capital contributions from its members and with proceeds from a mortgage loan. The 210 West 31st Street Joint Venture is currently negotiating the terms of the mortgage loan. The Company intends to fund its contribution to the 210 West 31st Street Joint Venture with proceeds from its ongoing initial public offering.
Pursuant to the purchase and sale agreement, the 210 West 31st Street Joint Venture would be obligated to purchase the property only after satisfaction of agreed-upon closing conditions. There can be no assurance that the 210 West 31st Street Joint Venture will complete the acquisition. In some circumstances, if the 210 West 31st Street Joint Venture fails to complete the acquisition it may forfeit up to $3.0 million.
210 West 31st Street is located in New York, New York and consists of an 8,637 square foot development site located directly across the street from Madison Square Garden and Penn Station. 210 West 31st Street is currently a 23,110 square foot, 2-story building with basement. The Company intends to make significant renovations or improvements to 210 West 31st Street, including demolishing the existing structure and redeveloping the property into a 2-story retail building with a lower level and a rooftop deck and currently estimates these renovation and improvements to cost approximately $14.2 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: November 3, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary